Exhibit 10.1
MEMORANDUM OF UNDERSTANDING
     The present Memorandum of Understanding (the “MOU”) is concluded in New York, USA, this 2nd day of March 2006 by and between:-
(A)	The Ministry of Energy
•	The Ministry of Energy of Georgia (“the Ministry”) with its offices at 10, Lermontov Street, Tbilisi, Georgia, represented by the Minister, Nika Gilauri
(B)	CanArgo (Nazvrevi) Ltd
•	CanArgo (Nazvrevi) Ltd a company incorporated and existing under the laws of Guernsey, with its registered office at PO 291 St. Peter Port, Guernsey, GY1 3RR (“CanArgo”), represented by its Managing Director, Dr David Robson
The Ministry and CanArgo may collectively be referred to as the “Parties” and individually as a “Party”.
WHEREAS:
A	The Ministry wishes to promote the increased domestic production of all gaseous hydrocarbons produced from gas wells, including wet gas, dry gas and residue gas remaining after the extractions of liquid hydrocarbons from wet gas and all associated natural gas produced in association with crude oil (“Natural Gas”) within Georgia so that Georgia can become less dependant on imported Natural Gas;

B	CanArgo is prepared to invest in the drilling of appraisal and development wells (the “Wells”) in Georgia in order to asses the potential for extraction of Natural Gas provided only that the Ministry agrees to purchase or procure the purchase of any such Natural Gas on the terms provided in Section II below.
NOW THEREFORE, it is hereby agreed as follows:-
SECTION I
GAS EXTRACTION/SALES
1.1	Following the Effective Date of this MOU CanArgo shall proceed with its appraisal and development programmes on the Kumisi Cretaceous gas prospect located within the Production Sharing Contract dated 20th February 1998 covering the Nazvrevi and Blocks XId and XIII licence (the “Licence Area”) in Georgia and will undertake to spud a well in the Licence Area as soon as is practicable, but certainly between May and December 2006.

1.2	The Ministry agrees and accepts that increased domestic Natural Gas production is beneficial for Georgia and the people of Georgia and accordingly the Ministry agrees:

1.2.1	that it shall use its best efforts to find a purchaser for the Natural Gas on the terms set out in Section II and in such circumstances shall procure the provision of a bank guarantee (in terms acceptable to CanArgo) for such sales of Natural Gas;

1.2.2	subject to CanArgo giving a guarantee in terms of clause 1.3 below and in the event that no such third party purchaser is found then the Ministry shall itself or through another State body enter into a contract on the same terms as set out in Section II below and provide a bank guarantee acceptable to CanArgo for such sales of Natural Gas.

1.3	CanArgo will guarantee to the Ministry to provide a minimum quantity of Natural gas once CanArgo has established, in its sole discretion, that it is technically and commercially possible to give such a guarantee and a gas sales contract is entered into largely on the terms included in Section II herein.
SECTION II
KEY COMMERCIAL TERMS OF GAS SALES CONTRACT
Note: in this section references to CanArgo are to CanArgo (Nazvrevi) Ltd and references to the Ministry are to the Ministry or other purchaser selected by the Ministry.
2	Agreement for Sale and Purchase of Natural Gas

2.1	CanArgo will sell a quantity of Natural Gas (above a prescribed minimum quantity) to the Ministry and Ministry shall purchase such Natural Gas from a start date agreed to between the parties with neither party causing any unreasonable delays to such start date (“Start Date”) at prices to be determined in accordance with this MOU.

3	Delivery Point

3.1	CanArgo shall deliver Natural Gas to a tie-in point to the existing gas transmission system in Georgia at a point located suitably close to the Licence Area to be agreed with the transmission system owners JSC Georgian International Gas Corporation (GIGC) (the “Gas Delivery Point”) at which title to and risk or loss or damage to the Natural Gas sold will transfer to the Ministry. The Ministry shall be responsible for the costs of transport from the Gas Delivery Point onwards and CanArgo shall be responsible for the costs of delivery to the Gas Delivery Point.

4	Gas Quality, Delivery Pressure and Dispatch

4.1	Natural Gas made available at the Gas Delivery Point will be in accordance with the specification for gas delivery in Georgia, these are minimum quality specifications. If technical matters cannot be agreed between the parties within 30 days then an expert shall be appointed to resolve the matter (the costs of such expert to be borne equally between the parties).

4.2	The Ministry within its competence will assist CanArgo with gaining access to existing pipelines and infrastructure and obtaining and maintaining all licences, consents, permits, permissions authorisations, rights and/or approvals necessary for the construction of pipelines and delivery equipment and the operation and maintenance of such pipelines and equipment so as to enable CanArgo to deliver Natural Gas to the Gas Delivery Point.

5	Measurement

5.1	CanArgo and the Ministry shall ensure that measuring equipment is installed at the Gas Delivery Point and shall have access to such measuring equipment.

5.2	CanArgo and the Ministry shall be entitled to inspect such equipment to ensure it is compliant with industry standards and with the gas measurement principles generally accepted in Georgia.

5.3	The volume of Natural Gas delivered from CanArgo to the Ministry and accepted by the Ministry should be confirmed by a delivery acceptance act (“Acceptance Act”) signed by the parties and stamped by the parties not later than the fifth day of the month following the relevant gas delivery.

6	Quantities of Natural Gas

6.1	CanArgo agrees to provide and the Ministry agrees to order and take on a “take or pay basis” daily delivery of Natural Gas of an amount not materially different from the daily quantity required to make up the agreed relevant minimum monthly contract quantities for the month concerned (“Minimum Monthly Contract Quantities”).

6.2	The Minimum Monthly Contract Quantities will be notified by CanArgo to the Ministry 30 days prior to the commencement of each calendar quarter for each month in the relevant quarter. For the avoidance of doubt the quarters shall commence on 1st January, 1st April, 1st July and 1st October in each calendar year. For the first month in which the Start Date occurs, the Minimum Monthly Contract Quantities for that month shall be adjusted so as to take into account the remaining number of delivery days in that month.

6.3	Other than for the first contract year, not later than 15th October in a contract year prior to the contract year in which the deliveries are to take place, CanArgo shall provide the Ministry with a forecast of the Minimal Monthly Contract Quantity for each Month in the relevant contract year (“Forecast Quantity”).

6.4	The Forecast Quantity provided pursuant to Clause 6.2 above shall be provided in good faith by CanArgo but is for information purposes only and is non-binding nor shall it constitute a firm offer or commitment on the part of CanArgo to deliver such quantities.

6.5	The Ministry and CanArgo shall meet and the Ministry shall supply estimates of gas requirements on a regular basis which shall not be less than the Minimum Monthly Contract Quantities.

6.6	If in any month CanArgo fails to deliver 80% of the Minimum Monthly Contract Quantities, with the exception of the month in which the Start Date occurs the Ministry has the right to demand from CanArgo to pay the penalty for nondelivery of Natural Gas at the rate of the Contract Price (as defined in Clause 8.2 below) per thousand cubic metres and the Ministry “take or pay” obligation shall be reduced accordingly. If CanArgo does not deliver the Minimum Monthly Contract Quantities, the Ministry will pay for the Natural Gas which is actually delivered according to the Contract Price;

6.7	If in any month the Ministry does not take all the gas subject to the take or pay provisions it shall pay for such Natural Gas in accordance with the Contract Price.

7	Guarantee

7.1	The Ministry shall deliver to CanArgo an irrevocable and unconditional bank guarantee issued by a first class international bank or the Bank of Georgia (if CanArgo deems the Bank of Georgia to be still acceptable to it at the time of execution of a gas sales contract) (in a form reasonably acceptable to CanArgo) in respect of the obligations of the Ministry (or the obligations of the third party purchaser selected by the Ministry as appropriate) to make payment. Such guarantee shall be a continuing guarantee and shall remain in full force and effect and shall be binding on the Ministry or any successor thereto until all amounts payable by the Ministry have been validly, finally and irrevocably paid in full.

8	Price

8.1	During the first contract year the contract price shall be US$ 55.00 (fifty five US Dollars) per thousand cubic metres of Natural Gas (hereinafter the “Base Price”).

8.2	After the first contract year in the period during which the gas sales contract entered into (largely on the terms of this MOU) is in full force and effect (“Contract Period”) the contract price shall be increased in accordance with the following escalators:

Years 2 and 3 + 2% per annum

Year 4 +3% per annum

Years 5,6,7,8 and 9 + 5% per annum

Year 10 + 6% per annum

to give the following applicable prices in US$ per thousand cubic metres of Natural Gas (“Contract Price”)

Contract Year	Contract Price (US$)	Contract Year	Contract Price (US$)
1	55.00	8	71.64
2	56.10	9	75.22
3	57.22	10	79.74
4	58.54
5	61.89
6	64.98
7	68.23
For the Years following Year 10, the parties will agree an annual escalation factor based on the annual change in the price of heavy fuel oil in the European Union, as quoted by Platt’s or such other internationally recognized journal as is mutually agreed, with the Contract Price not being less than US $80 per thousand cubic metres. The escalation will be based on the following formula:
Contract Price in Year X = Contract Price in Year X-1 multiplied by the “Escalator”

The Escalator shall be equal to the (Price per metric tonne of heavy fuel oil in Year X) divided by (Price per metric tonne of heavy fuel oil in year X-1) with a mutually agreed multiplier in accordance with international norms

But the Contract Price shall be no less than US$ 80 per thousand cubic metres.

After Year 10, if CanArgo can sell its Natural Gas to a Third Party on an arms-length basis at a price in excess of the Contract Price plus 10% CanArgo would be free to do this without restriction if technically feasible.

Unless otherwise stated, all payments are deemed to be exclusive of Value Added Tax (“VAT”) and any other duty or tax payable in respect of the supply of Natural Gas. Where it is determined that VAT should be levied on the supplies of Natural Gas, VAT will be levied at the effective rate current in the territory of Georgia at the time of supply and shall be payable by the buyer to the seller in accordance with the tax legislation of Georgia.

9	Payment Terms

9.1	The Payment shall be established in accordance with the provisions of Clause 9.3 below and the Ministry shall pay or cause the Payment to be paid into CanArgo’s nominated bank account in funds having full value on that day without withhold, offset, counterclaim or deduction whatsoever.

9.2	In relation to Natural Gas sold CanArgo shall on or before the tenth business day of each month during the Contract Period and on or before the tenth business day following the termination date of this MOU, render an invoice for the Natural Gas delivered during the preceding month or, as the case may be, in the period from the conclusion of the preceding month up to the termination date.

9.3	Each monthly invoice shall include the following items hereunder in respect of the month to which it relates:
(a)	the quantity of Natural Gas delivered on each day as set out in the Acceptance Act;

(b)	the price payable per thousand cubic metres of Natural Gas calculated as noted in Clause 8 above;

(c)	the total combined price payable in US$ for Natural Gas delivered in the relevant month (“Payment”);
The Payment will be due by the 21st of the month in which the invoice was issued (the “Due Date”).

9.4	Where CanArgo accepts that any invoice contains a manifest error, it shall withdraw that invoice and issue a corrected invoice in substitution. Where any sum (or part thereof) due under this MOU is the subject of a bona-fide dispute, then such sum shall be paid in full in accordance with the provisions set out above, notwithstanding such dispute. The Party disputing the payment shall give written notice to the other Party of the dispute and provide reasons for disputing the amount owed.

9.5	Within ten (10) Days of settlement of the dispute, the amount of any under-payment or over-payment as appropriate shall be paid by the Ministry or CanArgo, as appropriate together with interest at the rate of LIBOR plus 5 (five) percent per annum, in the case of an overpayment, from the date of its receipt to the date of repayment and, in the case of an underpayment, from the due date for payment to the actual date of payment.

9.6	If sums invoiced under this MOU, or any portion thereof, are not received by the party to whom they are owed (the “Receiving Party”) on or before the due date and or Settlement Date, then the Receiving Party shall, as soon as reasonably possible after such due date and or settlement date, notify the party owing such amount (the “Owing Party”) in writing that sums due, or any portion thereof, have not been so received (a “Notice of Non-Payment”).

9.7	Where payments, which are not the subject of such a notice or which are the subject of such a notice but are subsequently adjudicated not to have been the subject of a bona fide dispute, are not made on the settlement date, interest shall be payable from the Settlement Date until the date such payment is made, at LIBOR plus 3 (three) percent per annum.

9.8	Each party shall have reasonable access to the others books and records to verify the accuracy of any statement, charge or computation made pursuant to this MOU provided the other party gives consent, such consent not to be unreasonably withheld or delayed.

9.9	Neither party may challenge the terms of an invoice submitted by CanArgo in accordance with the provisions of this MOU following the expiry of a twelve (12) month period commencing on the date that such invoice is received by the Ministry.

9.10	All sums payable under this MOU shall be paid free and clear of any deductions, withholdings, set-offs or counterclaims, save only as may be required by law or expressly provided for herein.

10	Force Majeure

10.1	Under this MOU, force majeure shall mean a circumstance which is irresistible or beyond the reasonable control of any Party or any other hindrance to any Party’s performance not due to its fault or negligence (“Force Majeure”).

10.2	The Parties shall be entitled, except where otherwise specified in this MOU and subject to the provisions below, to claim relief by reason of Force Majeure under this MOU in respect of any failure to perform their obligations hereunder to the extent that such failure was caused by Force Majeure.

10.3	Without prejudice to any other provision of this MOU limiting or restricting the liability of any Party and subject as specifically provided elsewhere in the gas sales agreement this MOU, a Party failing to fulfill all or any of its obligations hereunder by reason of any circumstance or event of Force Majeure shall, provided that such Party acts in accordance with the following provisions of this Clause be relieved of liability to the other Party in respect of such failure whilst and to the extent that such circumstances or event continues and shall forthwith upon, or as soon as reasonably practicable after, the cessation of such circumstance or event resume performance of each and all such obligations. For the avoidance of doubt a Party shall not be relieved of an obligation to pay by reason of any circumstance or event of Force Majeure.

10.4	Force Majeure relief shall be available only to the extent that the Party seeking to rely on Force Majeure has taken and continues to take all reasonable steps which may be taken at reasonable cost to rectify the problem concerned as soon as reasonably possible. A Party affected by Force Majeure will resume full performance of its obligations hereunder as soon as reasonably possible.

11	Dispute Resolution
(a)	Any dispute, controversy or claim arising out of or in connection with this MOU, including any question regarding its existence, validity, interpretation, breach or termination, shall be finally resolved by arbitration under the Rules of the London Court of International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference into this clause.

(b)	The tribunal shall consist of a sole Arbitrator.

(c)	The seat and venue of the arbitration shall be London, England.

(d)	The language of the arbitration shall be English.
11.2	The parties hereby agree to waive any right of appeal to any court of law or other judicial authority insofar as such waiver may be validly made.

12	Consequential Loss

12.1	Neither party shall be liable for any consequential loss caused to the other.

13	Termination

13.1	Unless terminated earlier, this MOU will terminate on the earlier of 1) the termination of the relevant licence applying to the Licence Area of Natural Gas; or 2) CanArgo determining, following the appraisal and development process as defined in clause 1.1, that it is not technically or commercially possible to deliver gas on the terms set out in this MOU.

13.2	If any sum due including interest determined is not paid within 5 (five) days of the receipt by the Owing Party of a Notice of Non-Payment then the Receiving Party may cease to make available or suspend the receipt of Natural Gas under this MOU on giving a further 5 (five) Days written notice. Provided always that if prior to the expiry of such notice period the sums in question including interest determined hereunder have been paid by the Owing Party, the aforementioned notice shall be deemed withdrawn and the full performance of the terms of this MOU by all Parties shall resume forthwith on the date of such payment.

13.3	Each Party shall be entitled to terminate this MOU forthwith upon the giving of notice to the other Party, in the event of an act of insolvency in respect of the other Party.

13.4	CanArgo shall be entitled to terminate this MOU forthwith following the expiry of 30 (thirty) Days written notice to the Ministry, which notice CanArgo may give if the Ministry has failed to pay any amount properly due from the Ministry to CanArgo under this MOU and such amount has remained unpaid for 7 (seven) banking days following its due date for payment, provided that such notice shall be deemed withdrawn and ineffective if, prior to its expiry, such amount together with interest due thereon is paid in full to CanArgo by the Ministry.
SECTION III
MISCELLANEOUS
14.1	Binding Effect. The provisions of this MOU shall create a binding legal obligation on the Parties. Besides, it is considered that the agreements between the Parties to this MOU are reached on the major principles the performance of which shall be provided by the respective Parties in accordance with the requirements of the Georgian legislation (including Oil & Gas Law).

14.2	Reference to the Parties. Unless otherwise defined herein, the reference to the Parties covers the reference to the Party and/or Parties that in accordance with the Oil & Gas Law, other laws and applicable acts shall perform their obligations.

14.3	Meeting the Terms. All of the appropriate Parties shall ensure and exert all the necessary measures, and execute all such agreements, amendments, waivers, consents and other necessary documents, that are necessary or desirable to complete the transactions set forth in Sections I and II.

In order to ensure the prompt and uninterrupted completion of the above mentioned transactions, the respective Parties agree that they will, to the utmost extent permitted under the applicable laws, waive any notification, filing and other similar requirements set forth in the Oil & Gas Law.

14.4	This MOU shall become effective (the “Effective Date”) when CanArgo receives written confirmation, or other such documentation, from the State Agency for Oil and Gas Regulation in Georgia, or such other competent body (addressed to CanArgo and to CanArgo’s satisfaction), confirming to CanArgo that CanArgo’s rights under the Production Sharing Contract dated 20th February 1998 covering the Nazvrevi and Blocks XId and XIII (“PSC”) remain in full force and effect and that on drilling a well on the Kumisi structure in the Licence Area CanArgo will have satisfied all requirements of the Preliminary Work Programme attached as Annex D to the PSC.

14.5	Governing Law. This MOU shall be governed by and construed in accordance with Georgian Law.

14.6	Severability. If any part of this MOU is held to be invalid or unenforceable, the remaining parts of this MOU shall not thereby be affected and shall be given full effect without regard to the invalid portions. It is further agreed that the Parties shall make all reasonable endeavours to agree as far as possible that invalid terms shall be amended or replaced by valid terms with similar effect in order to maintain the purpose and continuity of the MOU.

14.7	Entire Agreement. This MOU constitutes the entire agreement and understanding between the Parties hereto; the provisions of the MOU supersede any and all prior negotiations, undertakings or agreements relating to the same subject matter.

14.8	Successors and Assigns. This MOU shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns; provided that no Party may assign any of its respective rights or obligations under this MOU without the other Parties’ prior written consent.

14.9	Amendments; Modifications. This MOU may not be amended, modified or supplemented and no waivers or consents to departures from the provisions hereof may be given, unless consented to in writing by all of the Parties hereto.

14.10	Counterparts. This MOU is executed in counterparts, with the Ministry and CanArgo executing separately and each of which shall be deemed an original but all of which shall constitute one and the same MOU.

14.11	Language. This MOU is executed in English and Georgian languages both having equal effect.

In witness whereof, the Parties have signed the present Memorandum of Understanding in New York, USA this 2nd day of March 2006.
SIGNATURES:

For the MINISTRY OF ENERGY

by:

Name: Nika Gilauri
Position: Minister

For CANARGO (NAZVREVI) LTD

by:

Name: Dr David Robson
Position: Managing Director